Exhibit 10.3
THIRD AMENDED AND RESTATED
CVR ENERGY, INC.
LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE UNIT AGREEMENT

THIS PERFORMANCE SHARE UNIT AGREEMENT (this “Agreement”) is made as of the 22nd day of June, 2026 (the “Grant Date”), between CVR Energy, Inc., a Delaware corporation (the “Company”) (NYSE: CVI), on behalf of the employing entity of the Grantee, and the individual grantee designated on the signature page hereof (the “Grantee”).

WHEREAS, the board of directors of the Company (the “Board”) or the compensation committee (the “Committee”) of the Board is responsible for establishing, reviewing and approving incentive compensation in order to provide an additional incentive to certain of the officers and employees of the Company and its Subsidiaries; and

    WHEREAS, the Board or the Committee, as applicable, on behalf of the employing entity of the Grantee, has authorized the grant of Performance Share Units (as defined herein) to the Grantee as provided herein.

    NOW, THEREFORE, the parties hereto agree as follows:

1.    Grant of Performance Share Unit Award.

(a)    The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company on the terms and conditions set forth in this Agreement and the Plan (as defined below), an award of 27,372 Performance Share Units (the “Award”), payable subject to the terms and conditions set forth in this Agreement and the Plan. The number of Shares underlying the Award shall be subject to adjustment in accordance with Section 6 of this Agreement.

(b)    Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Third Amended and Restated CVR Energy, Inc. 2007 Long Term Incentive Plan, as amended from time to time (the “Plan”).

2.    Performance Vesting Condition.

(a)    The Award shall be unvested on the Grant Date. Subject to Section 2(b) and Section 3, one-hundred percent (100%) of the Award shall vest upon the consummation of a Significant Transaction, provided the Grantee continues to serve as an employee of the Company (or a Subsidiary thereof) from the Grant Date through the consummation of such Significant Transaction. If a Significant Transaction is not consummated within the twelve (12)-month period following the Grant Date, the Award shall be immediately forfeited and terminated and the Grantee shall have no rights with respect thereto. As used in this Agreement, a “Significant Transaction” means the consummation, within the twelve (12)-month period following the Grant Date, of one or more acquisitions, mergers, consolidations, business combinations, acquisition of
CVR Energy, Inc. Performance Share Unit Award

assets or other transactions by the Company or any of its Subsidiaries with one or more unrelated third parties, as a result of which the Company and its Subsidiaries acquire and own, directly or indirectly, a controlling interest in at least two (2) operating petroleum refineries that were not owned by the Company or any of its Subsidiaries immediately prior to the Grant Date. For the avoidance of doubt, only one Award with respect to a Significant Transaction shall be paid to the Grantee, subject to and in accordance with this Agreement.

(b)    Notwithstanding Section 2(a), if the Grantee’s employment is terminated by (i) the Company or one of its Subsidiaries without Cause, (ii) by the Grantee for Good Reason, or (iii) by reason of the Grantee’s death or Disability (each, a “Qualifying Termination”) prior to the consummation of a Significant Transaction, and a Significant Transaction is consummated within the sixty (60)-day period following such Qualifying Termination, the Grantee shall remain eligible to receive the Award, payable in accordance with Section 5, subject to the Grantee’s (or, if applicable, the Grantee’s estate’s) execution and delivery to the Company of a general release of claims in a form acceptable to the Company, and such release has become effective and irrevocable, no later than sixty (60) days following the date of such termination (or such shorter period as may be required by the terms of such release).

(c)    Except as provided in Section 2(b), the Award shall be immediately forfeited and terminated if, prior to the consummation of a Significant Transaction, the Grantee’s employment with the Company or one of its Subsidiaries terminates for any reason.

(d)    To the extent any payments provided for under this Agreement are treated as “nonqualified deferred compensation” subject to Section 409A of the Code, (i) this Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, (ii) if on the date of the Grantee’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Company or one of its Subsidiaries the Grantee is a specified employee (as defined in Section 409A of the Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Grantee at any time prior to the earlier of (A) the expiration of the six (6) month period following the Grantee’s separation from service or (B) the Grantee’s death, and any such amounts deferred during such applicable period shall instead be paid in a lump sum to the Grantee (or, if applicable, to the Grantee’s estate) on the first payroll payment date following the earlier of the expiration of such six (6) month period or, if applicable, the Grantee’s death, (iii) for purposes of conforming this Agreement to Section 409A of the Code, any reference to termination of employment, termination or separation from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation §1.409A-1(h) and (iv) if the period during which Grantee has discretion to execute the release of claims referenced in Section 2(b) straddles two taxable years, then the Company shall make any payments in respect of the Award in the second of such taxable years, regardless of in which taxable year Grantee actually delivers such release to the Company. For purposes of applying Section 409A of the Code to this Agreement (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Grantee may be entitled to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.
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3.     Transfer Restrictions.

Notwithstanding the vesting of the Award, the Grantee may not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any Shares received in settlement of the Award until the date that is thirty-six (36) months following the Grant Date (the “Transfer Restriction Period”); provided, however, that the foregoing restrictions shall not apply to (i) any sale, transfer or withholding of Shares to satisfy applicable tax withholding obligations arising in connection with the vesting or settlement of the Award, or (ii) any transfer approved in advance by the Board or the Committee, in its sole discretion, provided that any such transferee agrees in writing to be bound by the terms of this Agreement. Upon the expiration of the Transfer Restriction Period, such Shares shall be freely transferable, subject to compliance with applicable securities laws and any other restrictions set forth in this Agreement or the Plan.

    4.     Dividend Equivalent Rights.

        The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company, one “Dividend Equivalent Right” for each Performance Share Unit granted herein equal to the cash value of all dividends declared and paid by the Company on one Share from the Grant Date to and including the date the Award vests pursuant to Section 2, which cash value will be held uninvested and without interest, except that with respect to any dividends declared and paid by the Company in the form of Shares, in lieu of crediting the cash value of such dividend, the Board or Committee may determine in its sole discretion, to credit a Dividend Equivalent Right that is based on the value of a Share and represents the right to receive a Share at the time of payment under Section 5 hereof. The reference to the cash value of such dividends is used herein solely to calculate the cash payout, if any, to be awarded in respect of such Dividend Equivalent Rights and does not create any separate rights with respect to the Dividend Equivalent Rights. The payment of Dividend Equivalent Rights will be deferred until and conditioned upon the underlying Performance Share Units becoming vested pursuant to Section 2 hereof. Upon vesting of the Award, Dividend Equivalent Rights on all Performance Share Units, with no interest thereon, shall become payable to the Grantee in accordance with Section 5 hereof. Notwithstanding anything in this Section 4 to the contrary, the Board or the Committee may, in its sole discretion, elect to pay any Dividend Equivalent Right in the form of Shares (which may include fractional Shares) and/or cash in accordance with Section 5 hereof.

    5.    Payment.

        Within sixty (60) days following the consummation of a Significant Transaction (provided the Award has vested pursuant to Section 2), the Company will deliver to the Grantee, in settlement of the Award, one Share for each Performance Share Unit that has vested, together with any Dividend Equivalent Rights payable in accordance with Section 4, subject to the transfer restrictions set forth in Section 3 and, following a Qualifying Termination, the release requirement set forth in Section 2(b). Notwithstanding the foregoing, the Board or Committee may, in its sole discretion, elect to settle all or a portion of the Award and any Dividend Equivalent Rights in cash in accordance with Section 9.1(d) of the Plan.
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    6.     Adjustment Upon Changes in Capitalization.

        In the event of a Change in Capitalization, the Award shall be subject to adjustment in accordance with Section 12 of the Plan.

7.    Incentive Compensation Recoupment.

(a)    In the event of a restatement of the Company’s (or any of its Subsidiaries’) financial results that would reduce (or would have reduced) the amount of any previously granted Award to Grantee, any related outstanding Award will be cancelled or reduced accordingly as determined by the Board or Committee in its sole and absolute discretion. For any Award that has been paid, the Grantee shall be obligated and required to pay over to the Company an amount equal to any gain realized by Grantee in respect of such Award.

    (b)     The Board or the Committee may at any time, in its sole and absolute discretion, cancel, declare forfeited, rescind, or require the return of any outstanding Award (or a portion thereof) upon the Board or Committee determining, at any time (whether before or after the Grant Date), that the Grantee has engaged in misconduct (including by omission) or that an event or condition has occurred, which, in each case, would have given the Company or its Subsidiaries the right to terminate the Grantee’s employment for Cause. In addition, at any time following any payment in respect of the Award, the Board or Committee may, in its sole and absolute discretion, rescind any such payment and require the repayment of such amounts (or a portion thereof) upon the Board or Committee determining, at any time (whether before or after the payment date), that the Grantee has engaged in misconduct (including by omission) or that an event or condition has occurred, which, in each case, would have given the Company or its Subsidiaries the right to terminate the Grantee’s employment for Cause.

    (c)    The Board’s or Committee’s determination that the Grantee has engaged in misconduct (including by omission), or that an event or condition has occurred, which, in each case, would have given the Company or its Subsidiaries the right to terminate the Grantee’s employment for Cause, and its decision to require rescission of any payment made in respect of the Award, shall be conclusive, binding, and final on all parties. The Board’s or Committee’s determination that the Grantee has violated the terms of this Agreement (or any other agreement between Grantee and the Company or any of its affiliates), and the Board’s or Committee’s decision to cancel, declare forfeited, or rescind the Award (or any portion thereof) or to require rescission of any payment made in respect thereof shall be conclusive, binding, and final on all parties. In connection with any cancellation, forfeiture or rescission contemplated by this Section 6, the terms of repayment by the Grantee shall be determined in the Board’s and/or Committee’s sole and absolute discretion, which may include, among other terms, the repayment being required to be made (i) in one or more installments or payroll deductions or deducted from future bonus payments or (ii) immediately in a lump sum in the event that the Grantee incurs a termination of employment.

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    (d)    To the extent not prohibited under applicable law, the Company, in its sole and absolute discretion, will have the right to set off (or cause to be set off) any amounts otherwise due to the Grantee from the Company (or any of its affiliates) in satisfaction of any repayment obligation of the Grantee hereunder, provided that any such amounts are exempt from, or set off in a manner intended to comply with the requirements of, Section 409A of the Code.

        (e)    The Award granted hereunder is subject to the Company’s Policy for the Recovery of Erroneously Awarded Compensation and any other “clawback” and/or “recoupment” policy approved by the Board from time to time (collectively, the “Clawback Policies”). The Grantee’s execution of this Agreement constitutes the Grantee’s acknowledgment that the Grantee may be subject to recoupment to the extent provided in such Clawback Policies.

    8.    No Right to Continued Employment.

        Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company or one of its Subsidiaries or Affiliates, nor shall this Agreement nor the Plan interfere in any way with the right of the Company or one of its Subsidiaries or Affiliates to terminate the Grantee’s employment therewith at any time.

    9.    Withholding of Taxes.

    The Grantee shall pay to the Company, or the Company and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, foreign, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting or payment of the Award. The Company shall have the right to deduct from any payment of cash to the Grantee an amount equal to the Withholding Taxes in satisfaction of the Grantee’s obligation to pay Withholding Taxes.

    10.    Modification or Termination of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto; provided, however, that the Company may modify or amend this Agreement without the written consent of the Grantee to the extent that such action (i) does not materially impair the Grantee’s rights or (ii) is necessary for compliance with an applicable law, regulation or exchange requirement that impacts this Agreement. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

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11.    Severability.
Should any provision of this Agreement or the Plan be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement or the Plan, as applicable, shall not be affected by such holding and shall continue in full force in accordance with their terms.

12.    Governing Law.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

13.    Incorporation of the Plan; Entire Understanding.
This Agreement is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may, from time to time, be promulgated and adopted pursuant to the Plan. This Agreement (including the Plan) embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind either party hereto. For the avoidance of doubt, the Award granted hereunder is intended to qualify as a “Performance Share Unit” as described in the Plan.

14.    Rights as Equity Holder.
In no event whatsoever shall the Grantee possess any incidents of ownership in any equity of the Company, including Shares, with respect to the Award granted hereunder unless and until such Award is settled in Shares. Notwithstanding any provision herein to the contrary, the Company has no obligation to deliver any Shares except as may be determined in the sole discretion of the Board or the Committee.
15.    Successors in Interest.
This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives.

16.    Resolution of Disputes.
Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Board or Committee (in its sole and absolute discretion). Any determination
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made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

[signature page follows]
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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR ENERGY, INC.	GRANTEE
/s/ Melissa M. Buhrig	/s/ Dane J. Neumann
By: Melissa M. Buhrig	Name: Dane J. Neumann
Title: EVP, Chief Legal Officer

[Signature Page to Performance Share Unit Agreement]